Exhibit 4.5

Ferrari N.V. SHARE PLAN ADDRESSED TO ALL EMPLOYEES 2024-2027
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Rules of the Plan for the Conversion of Part of the Competitiveness Bonus into Shares

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FERRARI GROUP

RULES OF THE PLAN FOR
THE CONVERSION OF PART OF THE COMPETITIVENESS
BONUS INTO SHARES
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INDEX
............................................................................................................................22
1. DEFINITIONS.......................................................................................................23
2. PURPOSE AND OBJECT OF THE CONVERSION PLAN............................25
3. JOINING THE CONVERSION PLAN..................................................…...….25

1.DEFINITIONS
1.1.For the purposes of these Rules: (i) the terms and expressions listed below, which are underlined and capitalised, shall have the meanings hereinafter indicated for each of them; (ii) terms and expressions not underlined but capitalised in one or more paragraphs of this Article are defined in other paragraphs thereof; (iii) terms and expressions defined in the plural shall be understood to be defined also in the singular, and vice versa.

“Ferrari Competitiveness Bonus Agreement”	the trade union agreement signed on 13 November 2023 insofar as it regulates the Competitiveness Bonus for the years 2024 to 2027
“Assignment”	assignment of Shares, under the conditions provided for in the Rules, from a minimum of one Share up to a maximum value equal to 15% of the value of the Shares received as a result of the Conversion (calculated in accordance with the reference tax legislation at the time of the Delivery) that have not been subject to Transfer or Disposal by the Beneficiary on the Reference Date
“Share”	ordinary share with regular dividend rights of Ferrari N.V. listed on Euronext Milan
“Beneficiaries”	Participants who, always subject to the fulfilment of the Requirements, have expressed their willingness to proceed with the Conversion and to adhere to the Conversion Plan by accepting the Participation Letter and its annexes including these Rules
“Disposal”	the transfer of ownership of the Shares for any reason
“Delivery”	the delivery of the Shares by transfer to the securities account opened with the Intermediary
“Board of Directors/Board”	the Board of Directors of the Company
“Conversion”	the possibility of receiving, as a voluntary choice of the Beneficiary, in substitution (in whole or in part) of the balance of the Competitiveness Bonus to be paid in April of each year, starting from April 2025 and up to April 2028 - an equivalent value in Shares, up to a maximum of Euro 3,000.00 (three thousand) on an annual basis, as provided for by the regulations in force and to be intended in any case for a minimum value corresponding to one Share
“Date of Acceptance”	the expiry of the term indicated in the Letter of Participation, for each year of duration of the Ferrari Competitiveness Bonus Agreement, within which the Beneficiary must decide whether to join the Conversion Plan for that year
“Reference Date”	15 May 2028
“Intermediary”	the entity based in Italy appointed by the Company for the purpose of the operational management of the

Conversion Plan, including the Delivery of the Shares to the Beneficiaries under the Plan
“Letter of Assignment”	the individual letter sent to the Beneficiaries who meet the requirements set forth in Article 6 of the Rules, where the number of Shares allocated free of charge will be indicated. Such notice shall be made available on the Online Platform within 20 days following the Reference Date, or in such other manner as shall be determined at the Participating Company's discretion and timely communicated to the Beneficiaries.
“Letter of Participation”	the individual letter - for each year of validity of the Ferrari Competitiveness Bonus Agreement and, in any case, until the reference year 2027 - sent/made available to the Participants communicating the proposal to join the Conversion Plan. This communication will be made available on the Online Platform and, together with any attachments including these Rules, must be accepted by Participant in order to participate in the Plan
“Participants”	for each year of validity of the Ferrari Competitiveness Bonus Agreement, persons who meet the Requirements holding a direct employment relationship with a Participating Company
“Joining Period”	the time between receipt of the Letter of Participation and the Date of Acceptance during which Participants may choose whether to join the Conversion Plan
"Employee Share Plan or PAD”	the share plan addressed to all employees of Ferrari Group 2024-2027
“Conversion Plan”	the plan called "Plan for Conversion of a part of the Competitiveness Bonus into Shares" governed by these Rules
“Online Platform”	the online platform set up by the Intermediary for the management of the Plan
“Competitiveness Bonus or PdC”	the bonus governed by the Ferrari Competitiveness Bonus Agreement
“Rules”	these rules regulating the criteria, methods and terms for implementing the Conversion Plan
“Requirements”
–be entitled to receive a PdC subject to the facilitated tax treatment set forth by the current legislation;
–not having received, in the year preceding the year of receipt of reference PdC, an employment income exceeding € 80,000.00 gross (or other future requirements that may be provided for by law in order to have access to the facilitated taxation regime of production bonuses and subsequent Conversion into Shares, including with reference to the income limits);
–hold an individual position with the Intermediary under the PAD and have not disposed or transferred any Share received under the same PAD

“Company”	Ferrari N.V., incorporated in Amsterdam (The Netherlands) and main offices in Via Abetone Inferiore n.4 I-41053 Maranello (MO), Italy, and any of its universal or particular successors
“Participating Company”	Ferrari Group companies that apply the Ferrari Competitiveness Bonus Agreement
“Transfer”	the transfer of the Shares by the Beneficiary to a securities account of which the Beneficiary appears to be directly the beneficial owner.

2.PURPOSE AND OBJECT OF THE CONVERSION PLAN
2.1 These Rules define the criteria for implementing the "Plan for Conversion of part of the Competitiveness Bonus into Shares" addressed to employees of the Participating Companies who meet the Requirements, in accordance with these Rules and the Letter of Participation.

2.2 The Conversion Plan, which is based on treasury shares and therefore without dilutive effects on the Company's shareholders, intends to pursue the following purposes:
–increase the sense of belonging, enabling employees to become shareholders in the Company;
–increase retention;
–encourage greater financial awareness and culture, as well as an alignment of interests with shareholders;
–identify with each individual employee a common goal of value creation in the medium to long term.

3.JOINING THE CONVERSION PLAN
3.1 The Conversion Plan is addressed to Participants who - on the date of settlement of the Competitiveness Bonus payment (which usually takes place in April of each year starting from 2025) in relation to each year of validity of the Ferrari Competitive Bonus Agreement (and in any case up to 2027 with the balance due in April 2028) - (i) have not received a notice of termination from the Participating Company (regardless of the legitimacy and validity of such notice); (ii) have not agreed to terminate the Relationship by mutual consent; or (iii) have not resigned, except in the event of termination and simultaneous re-employment with another Participating Company.

3.2 Participation in the Conversion Plan is on a voluntary basis and does not entail the creation of any stability pact and/or right to a guaranteed minimum duration of the Relationship. Participation in the Plan also does not constitute a Relationship between the Beneficiary and the Company and does not entail the establishment between the Beneficiary and the Company or the Participating Company of any rights other than those provided for in the Plan. The rules governing Relationships with Participating Companies shall apply.

3.3 Participants will be able to access the Online Platform to consult all documents implementing the Conversion Plan.

3.4 In order to join the Conversion Plan, Participants must accept the Letter of Participation, together with any annexes thereto including the Rules, within the time limit set forth in the Letter of Participation; failure to comply with such term shall result in the forfeiture of any right to participate in the Conversion Plan for that year.

4.MAIN PHASES OF THE CONVERSION PLAN
4.1 The Plan consists of the following phases:
•A Joining Period where Participants may choose whether to participate in the Conversion Plan;
•the Conversion, in whole or in part, of the balance of the Competitiveness Bonus into Shares, up to a maximum of Euro 3,000 on an annual basis (and with a minimum equal to the value of one Share), in accordance with the Rules;
•the Delivery to the Beneficiaries of the Shares relating to the Conversion;
•a free Assignment of Shares to the Beneficiaries who have kept at the Intermediary a number of Shares resulting from the Conversion up to the Reference Date at least equal to the number of Shares received on the basis of the first assignment of the PAD, without prejudice to the other conditions provided for in the Rules;
•the Delivery to the Beneficiaries of the Shares relating to the Assignment.
4.2 The value of the Shares used for the Conversion will be communicated to the Beneficiaries via the Online Platform or in such other manner as shall be determined at the discretion of the Participating Company and timely communicated to the Beneficiaries.

4.3 The Shares relating to the Assignment are assigned to the Beneficiaries free of charge and no consideration will be due by the latter to the Participating Company in this regard, with the application of the reference tax regulations in force at the time of the Assignment.

5. CONVERSION
5.1 The modalities relating to the Conversion, which may be applied only upon the fulfilment of the Requirements, will be communicated via the Online Platform or by other modalities to be determined at the Participating Company's discretion and timely communicated to the Beneficiaries.

5.2 For the purposes of Conversion, the value of the Shares calculated in accordance with the relevant tax law at the time of the intended Delivery will be used.

5.3 The Delivery of the Shares relating to the Conversion shall take place promptly, and in any case no later than 10 days after the Date of Acceptance, by means of a transfer to the securities account opened by the Intermediary, as set forth in Article 9 below, once the civil and administrative-accounting formalities connected to the Delivery of the Shares have been fulfilled.

6.ASSIGNMENT

6.1 The Beneficiaries who, on the Reference Date:
–have retained with the Intermediary a number of Shares resulting from the Conversion at least equal to the Shares received under the first assignment of the PAD;
–and have not received a notice of termination from the Participating Company (regardless of the lawfulness and validity of such notice); (ii) have not agreed to terminate the Relationship by mutual consent; or (iii) have not resigned; except in the event of termination and simultaneous re-hiring with a Participating Company;
will receive an Assignment of Shares. The number of Shares related to the Assignment will be indicated in the Letter of Assignment.

6.2 The Delivery of the Shares relating to the Assignment shall take place promptly, and in any case no later than 15 days following the receipt of the Letter of Assignment, by means of transfer to the securities account opened by the Intermediary, as set forth in Article 9 below, once the civil and administrative-accounting formalities connected to the

Delivery of the Shares have been fulfilled.

7.SHARES DISPOSAL/TRANSFER AND TRADING RESTRICTIONS

7.1 The Shares received under the Conversion Plan are not subject to restriction, have regular dividend entitlement and the Beneficiary may therefore freely decide whether and when to proceed with a Disposal or a Transfer, subject to the provisions of these Rules and in particular paragraph 7.2 below.

7.2 It is understood that any Disposal shall at all times comply with the Group's insider trading policy (available on the corporate portal) and, in particular, but without limitation, it shall not be possible to proceed with a Disposal of the Shares during the so-called "blackout periods" as defined in said insider trading policy, and communicated to the Intermediary from time to time.

7.3 Without prejudice to the provisions of paragraph 7.2, in order to proceed with the Disposal or the Transfer of the Shares, the Beneficiary must give an order through the Online Platform or by another method that will be indicated by the Intermediary; the Disposal or the Transfer of the Shares will be executed within 5 business days following such order. In the case of a Disposal, the relevant countervalue will subsequently be credited to the Beneficiary's bank account. The Beneficiary shall have no right or claim against the Company, the Participating Company or the Intermediary as to the price at which the Shares will be sold on the market.

8.TERMINATION OF THE EMPLOYMENT

8.1 For technical and organisational reasons, in the event of termination of the employment relationship, for any reason whatsoever, and with the sole exception of cases of termination with the simultaneous commencement of a Relationship with another Participating Company, the Beneficiary shall proceed with a Disposal or a Transfer of the Shares received within 30 days of such termination.

8.2 If the Disposal or Transfer does not take place within the time limit referred to in paragraph 8.1, the Company shall have the right to instruct the Intermediary to arrange for the sale of all the Shares relating to the position of the Beneficiary and the subsequent settlement of the proceeds in favour of the Beneficiary, net of any commissions, taxes and other expenses incurred. The Beneficiary shall have no right or claim against the Company, the Participating Company or the Intermediary in this respect, including with respect to the price at which the Shares will be sold in the market.

8.3 In the event of the death of the Beneficiary, the obligation set forth in Section 8.1 shall be borne by the Beneficiary’s heirs and/or assigns, who may also choose to proceed with a Disposal or a Transfer of the Shares to a securities account in their name. The Transfer or Disposal shall take place in accordance with the timing permitted by the applicable law. The Participating Company shall provide support to the heirs and/or assignees for the fulfilment of the provisions of this paragraph.

9.CONVERSION PLAN ADMINISTRATION

9.1 The Company has identified an Intermediary to act as administrator of the Conversion Plan and which will provide a securities account for the management and deposit of the Shares assigned under the Conversion Plan. The Shares assigned under the Conversion Plan will be made available to the Beneficiaries on the individual position opened with the Intermediary in accordance with the provisions of the PAD Rules. Being the holder of the individual position managed by the Intermediary under the PAD and not having transferred or disposed any Share received under the same PAD, is a Requirement to participate in the Conversion Plan.

9.2 For each Beneficiary, their individual position managed by the Intermediary will remain open according to the provisions of the PAD Rules.

9.3 Should the Beneficiaries notify the Intermediary of their wish to proceed with the Transfer or Disposal of all the Shares assigned under the PAD, the provisions of articles 8.1 and 8.2 regarding the mandatory Transfer or Disposal by the Beneficiary and the Company's rights shall apply. It is however understood that, in the event that the Beneficiary notifies the Intermediary of its intention to proceed with the Transfer/Disposal of a certain number of Shares, the Intermediary shall proceed with the Disposal/Transfer of the Shares relating to the Conversion in priority and then those relating to the PAD.

10.ACCEPTANCE OF THE CONVERSION PLAN

10.1 By communicating its consent to participate in the Conversion Plan by accepting the Letter of Participation through the Online Platform, each Beneficiary accepts and undertakes to comply with all the conditions and terms of these Rules. Failure to accept the Participation Letter within the terms defined therein shall result in forfeiture of any right to participate in the Conversion Plan for the relevant year.

11. TAX AND SOCIAL SECURITY CONTRIBUTION OBLIGATIONS

11.1 With regard to the Conversion according to the regulations currently in force, the value of the Shares received, at the employee's choice, in substitution, in whole or in part, of the performance bonuses and therefore of the Competitiveness Bonus up to a maximum of Euro 3,000.00 (three thousand/00) does not concur to the employee's employment income, nor is it subject to the substitute tax provided for performance bonuses. The value of the Shares resulting from the Conversion is therefore not subject to ordinary taxation and social security contributions. However, the Company does not provide any guarantee or representation as to the applicable tax and social security contribution regime, which may be subject to change during the term of the Conversion Plan.

11.2 The Assignment of the Shares is subject to any withholdings provided for by the applicable tax and social security contribution legislation. The Participating Company to which the employment relationship refers may withhold the amount to cover any tax or social security contributions owed by the Beneficiary, in relation to the Shares assigned, from the sums owed to the latter for any reason, including as salary, as well as take all steps necessary to fulfil its own tax and/or social security obligations arising from the Plan.

11.3 During the implementation phase of the Conversion Plan, in which its features will be defined in detail, some of them may be adapted in order to ensure the compliance of the Conversion Plan with existing legislation and/or tax effectiveness and/or facilitate its implementation.

12. APPLICABLE LAW AND JURISDICTION

12.1 The Plan shall be governed by the rules of Italian law. Any dispute arising out of, or dependent on, or in any way relating to the Plan shall be the exclusive competence of the judicial authorities of Modena.

13. COMMUNICATIONS AND NOTIFICATIONS

13.1 Any communication required or permitted by the provisions of the Rules shall be made through the Online Platform or in such other manner as shall be determined at the discretion of the Participating Company and communicated to the Beneficiaries in a timely manner.

14. FINAL CLAUSES

14.1 Adherence to the Conversion Plan does not entitle the Beneficiaries to participate in any further Share-based or other similar plans in the future.

14.2 These Rules have been prepared on the basis of the legislation in force at the date hereof. If, due to changes in the same or in their interpretation and application, the implementation of the Plan should entail for the Company or the Participating Company substantial additional tax, social security contribution, regulatory or other burdens, the Company shall have the right to unilaterally modify the terms of these Rules, including the right to cancel the

Conversion Plan or revoke its offer, giving appropriate notice to the Beneficiaries.

14.3 The invalidity, voidness or ineffectiveness of one or more of the provisions of these Rules shall not render the whole of these Rules void, voidable or ineffective. In such cases, the Company may amend these Rules to replace the void, voidable or ineffective provisions with other valid and effective provisions having a similar effect to the void, voidable or ineffective provisions.

14.4 In the event of withdrawal of the Shares from trading on Euronext Milan (delisting) - without prejudice to the case of simultaneous admission to trading on the same market and/or another regulated market of a successor in universal or particular title to the Company - the Conversion Plan will be automatically revoked and no further Conversions or Assignments will be made thereunder.

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